CONTACT:
Michael Archer
Corporate Controller
Camden National Bank
(800) 860-8821
marcher@camdennational.com

FOR IMMEDIATE RELEASE

Camden National Corporation Announces an 11% Increase in
its Fourth Quarter 2021 Dividend
CAMDEN, Maine, December 21, 2021 /PRNewswire/ -- Gregory A. Dufour, president and chief executive officer of Camden National Corporation (NASDAQ®: CAC; the "Company"), announced today that the board of directors of the Company declared a quarterly dividend of $0.40 per share, an increase of $0.04 per share, or 11%, over last quarter and $0.07 per share, or 21%, over the same period last year. This quarterly payout results in an annualized dividend yield of 3.52% based on the December 20, 2021 closing price of the Company's common stock at $45.47 per share as reported by NASDAQ. The dividend is payable on January 31, 2022 to shareholders of record on January 14, 2022.
“For the second time this year, we are pleased to announce an increase in our quarterly dividend payment to our shareholders,” said Dufour. "A 21% increase in our quarterly dividend aligns with our focus on rewarding shareholders while maintaining sufficient capital levels."

About Camden National Corporation
Camden National Corporation (NASDAQ:CAC) is the largest publicly traded bank holding company in Northern New England with $5.5 billion in assets and approximately 600 employees. Camden National Bank, its subsidiary, is a full-service community bank founded in 1875 in Camden, Maine. Dedicated to customers at every stage of their financial journey, the bank offers the latest in digital banking, complemented by personalized service with 58 banking centers, 24/7 live phone support, 68 ATMs, and additional lending offices in New Hampshire and Massachusetts. For the past three years, Camden National Bank was named a Customer Experience (CX) Leader by leading independent research firm, Greenwich Associates. In 2021, it received awards in two CX categories: U.S. Retail Banking and U.S. Commercial Small Business. The Finance Authority of Maine has awarded Camden National Bank as "Lender at Work for Maine" for eleven years, and the bank was included in the 2021 list of Best Places to Work in Maine. Comprehensive wealth management, investment and financial planning services are delivered by Camden National Wealth Management. To learn more, visit CamdenNational.com. Member FDIC.